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                                December 26, 2000

VIA FACSIMILE (847) 426-7388

Terry Donati
SHC Corp.
390 South Eighth Street, 2nd Floor
West Dundee, IL 60118

         Re:  Kwiatt & Ruben, Ltd. Invoices

Dear Terry:

     As you know, our retainer agreement with SHC Corp. (the "Company") provides for the Company's payment of our invoices in a combination of cash and SHC stock. Up until April 30, 2000, the agreement provided that one-half of each monthly invoice would be payable in cash, and the other one-half would be payable in stock. From and after May 1, 2000, the agreement provides that 85% of each monthly invoice is payable in cash, and 15% is payable in stock. In either case, the stock is to be valued by reference to the average of the Company's closing stock price for the immediately prior thirty (30) days, less a discount of 25%.

     As of today's date, both cash and stock payments due us remain outstanding and delinquent. With respect to the stock payments, the last payment made was in payment of the January, 2000 invoice. Therefore, we are owed shares based on all of our invoices from February, 2000 through our November, 2000 invoice.

     The reason why the stock payments are delinquent is a simple one: the Company does not have any shares available to issue. As of today's date, the Company is authorized to issue 100,000,000 shares of which, according to the Company's stock transfer agent, more than 99,400,000 shares are outstanding. As an accommodation to the Company, we have refrained since January from issuing shares to this firm until such time as the Company increases the number of shares it is authorized to issue, which we anticipate will occur at the Company's shareholder meeting on January 19, 2001.

     In consideration of this accommodation, we would like to make two (2) changes relating to the retainer agreement. First, we would like to amend the effective date of the change from a 50/50 percentage split between cash and stock to the 85/15 percentage split from May 1, 2000 to December 1, 2000. Second, we would like to issue all of the shares due (i.e. from the February 1, 2000 invoice through the November 2000 invoice)

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Terry Donati
December 26, 2000
Page Two

at a price of $.03 per share, subject to the anticipated increase in the number of authorized shares. We feel this appropriate for three reasons: (i) we have waited for the shares to be issued for a significant period of time, (ii) the trading price of the Company's stock has consistently been in the $.03 - $.05 range and (iii) the Company has recently raised equity capital at $.03 and plans on raising additional equity capital at that price in the near future.

     Assuming you are agreeable, the Company would, upon the increase of its authorized shares, issue to us 3,345,605 shares of common stock. Those shares would represent payment of 50% of our invoices from February 2000 through November 2000. We would then resume our written arrangement starting with the December invoice, i.e. shares would be issued at the average closing price for the prior 30 days, less a discount of 25%.

     Please indicate your agreement with and acceptance of these terms by signing where indicated below. Feel free to call with any questions.

                                            Sincerely,



                                            Ronald Rosenfeld


Agreed and Accepted December 26, 2000


SHC Corp.


By: /s/ Terrence L. Donati
    ----------------------------------------------
        Terrence L. Donati, President and Director



cc: Philip E. Ruben, Esq.
    Mitchell D. Pawlan, Esq.
    Marie Fiorito